UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 1, 2006
Knova Software, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-30277	25-1647861

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10201 Torre Avenue, Suite 350 Cupertino, CA	95014

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 863-5800
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1	Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.
On September 1, 2006, KNOVA Software, Inc. (the “Company”) adopted a Board compensation arrangement under which independent non-employee members of the Board of Directors will receive compensation of $15,000 per year, plus additional fees for attending meetings in person or by telephone conference call and will be eligible for option grants. The per meeting fees will be $1,500 per Board meeting attended in person, $500 per Board meeting attended by telephone, $1,000 per committee meeting attended in person and $500 per committee meeting attended by telephone. In addition, the chairman of the Audit Committee will receive an annual retainer of $7,500 and the chairman of the Compensation Committee will receive an annual retainer of $5,000. Directors are also reimbursed for their out-of-pocket expenses. Each new independent non-employee Director will be eligible to receive , in the discretion of the Compensation Committee, an initial grant of options to purchase up to 22,000 shares of common stock on the date such individual joins the Board with monthly vesting over a four-year period. In addition, on the date of each annual stockholders meeting, each independent non-employee Board member who is to continue to serve as a Board member will be eligible to receive, in the discretion of the Compensation Committee, an option to purchase up to 5,500 shares of common stock with monthly vesting over a one-year period.

Section 5	Corporate Governance and Management

Item 5.02	Departure of Directors or Principal Executive Officers; Election of Directors; Appointment of Principal Officers.
On September 6, 2006, the Board of Directors of the Company elected Ram Gupta to the Company’s Board of Directors to fill a vacancy of Class II Directors on the Board. As a Class II Director, Mr. Gupta’s term on the Board will continue until the 2008 annual meeting of stockholders. Mr. Gupta has been designated to serve on the Company’s Compensation Committee of which he will serve as chairman. Mr. Gupta has been granted options to purchase 22,000 shares of common stock at $3.95 per share, with the options to vest monthly over a four-year period.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, KNOVA Software, Inc. has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 12, 2006	KNOVA SOFTWARE, INC.

	By:	/s/ Thomas Muise
Name: Thomas Muise
Title: Chief Financial Officer